AMENDMENT
                         (to Promissory Note)

THIS AMENDMENT to Promissory Note ("Amendment") effective as of November 1, 1996 is made by Willow Creek Press, LLC ("Maker") and acknowledged and agreed to by Outlook Group Corp. ("Holder").

Maker issued a promissory note on May 31, 1996 pursuant to which Maker promised to pay Holder the principal sum of one million and no/100 dollars ($1,000,000.00) plus interest of 1% over the prime rate on the outstanding balance of principal and interest ("Note"); and

Maker, for other good and valuable consideration, is willing to pay Holder a higher interest rate on the outstanding balance effective as of the date of this Amendment.

NOW THEREFORE, for value received by Maker:

1.   Paragraph a. of the Note is deleted and replaced by the following:

     "a. Interest of 1.0% over the prime rate at M&I Bank Fox Valley on the outstanding balance of principal and interest during the period from May 30, 1996 until October 31, 1996 and interest of 1.5% over the prime rate at M&I Bank Fox Valley on the outstanding balance of principal and interest during the period beginning November 1, 1996 until May 31, 2000, to be paid by the fifteenth (15th) day of each month for the prior month with the first payment due July 15, 1996."

2. Other than the changes to the Note specified in this Amendment all of the terms set forth in the Note shall remain in full force and effect.

Signed and delivered as of the date written above.

WILLOW CREEK PRESS, LLC

by: /s/ Thomas C. Petrie
     Thomas C. Petrie
     Member and President

Acknowledged and agreed:

OUTLOOK GROUP CORP.

by:  /s/ Larry E. Driscoll
     Larry E. Driscoll
     Vice President of Finance/CFO
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                               EXHIBIT A


     Original Promissory Note      Revised Promissory Note
     02/28/97  $     50,000        04/30/97  $     50,000
     05/31/97  $    125,000        06/30/97  $     20,000
     08/31/97  $     50,000        08/31/97  $     25,000
     11/30/97  $     50,000        10/31/97  $     25,000
                                   12/31/97  $     25,000

     02/28/98  $     50,000        02/28/98  $     25,000
     05/31/98  $    125,000        04/30/98  $     25,000
     08/31/98  $     50,000        06/30/98  $     20,000
     11/30/98  $     50,000        08/31/98  $     25,000
                                   10/31/98  $     25,000
                                   12/31/98  $     25,000

     02/28/99  $     50,000        02/28/99  $     50,000
     05/31/99  $    125,000        04/30/99  $     50,000
     08/31/99  $     50,000        06/30/99  $     25,000
     11/30/99  $     50,000        08/31/99  $     25,000
                                   10/31/99  $     50,000
                                   12/31/99  $     50,000

     02/29/00  $    125,000        02/29/00  $     50,000
     05/31/00  $     50,000        04/30/00  $     50,000
                                   06/30/00  $     25,000
                                   08/31/00  $     25,000
                                   10/31/00  $     50,000
                                   12/31/00  $     50,000

                                   02/28/01  $    125,000
                                   05/31/01  $     85,000
     TOTAL     $  1,000,000        TOTAL     $  1,000,000